UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2015

GUESS?, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-11893	95-3679695
(Commission File Number)	(IRS Employer Identification No.)

1444 S. Alameda Street, Los Angeles, California 90021
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (213) 765-3100

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 23, 2015, Guess?, Inc. (the “Company”) entered into a Loan, Guaranty and Security Agreement (the “Loan Agreement”) by and among the Company, Guess? Retail, Inc., Guess.com, Inc. (collectively, the “U.S. Borrowers”), Guess? Canada Corporation (“Canadian Borrower”; and together with the U.S. Borrowers, the “Borrowers”), the guarantors party thereto, the financial institutions from time-to-time party thereto as lenders, and Bank of America, N.A., as agent for the lenders (“Agent”).

The Loan Agreement provides a senior secured asset-based revolving credit facility that has a maturity date of June 23, 2020 and replaces the Company’s existing credit facility. At closing, there were no direct borrowings and approximately $1.7 million of letters of credit outstanding under the facility (see Item 1.02 below).

The Loan Agreement provides for borrowing capacity in an amount up to $150 million, including a Canadian sub-facility up to $50 million, and a borrowing base that is computed quarterly, monthly or weekly, as applicable, and is composed of the Borrowers’ accounts receivable, inventory and eligible cash, subject to certain reserves. Under the Loan Agreement, the Borrowers have an option to expand the revolving credit facility by up to $150 million in the aggregate subject to the terms and conditions of the Loan Agreement, including the willingness of existing or new lenders to assume such increased amount. The revolving credit facility includes a $35 million sublimit for U.S. letters of credit and a $15 million sublimit for Canadian letters of credit and also includes a U.S. swingline subfacility of up to $10 million and a Canadian swingline subfacility of up to $5 million.

The Borrowers may voluntarily reduce or terminate the revolver commitments and prepay outstanding loans under the Loan Agreement, in whole or in part, at any time, subject to customary administrative provisions.

The revolving credit facility may be used for working capital and other general corporate purposes. The revolving credit facility bears interest based on the daily balance outstanding, for loans to the U.S. Borrowers, at the U.S. base rate plus an applicable margin (varying from 0.25% to 0.75%) or at LIBOR plus an applicable margin (varying from 1.25% to 1.75%) or, for loans to the Canadian Borrower, at the Canadian prime rate plus an applicable margin (varying from 0.25% to 0.75%) or at the Canadian BA rate plus an applicable margin (varying from 1.25% to 1.75%). The applicable margins are calculated quarterly and vary based on the average daily availability of the aggregate borrowing base as set forth in the Loan Agreement. The U.S. base rate is based on the greater of (i) the U.S. prime rate, (ii) the federal funds rate, plus 0.50%, and (iii) LIBOR for a 30 day interest period, plus 1.0%; and the Canadian prime rate is based on the greater of (i) the Canadian prime rate, (ii) the Bank of Canada overnight rate, plus 0.50%, and (iii) the Canadian BA rate for a one month interest period, plus 1.0%. The revolving credit facility also carries a commitment fee equal to the available but unused borrowing at 0.25% per annum.

The obligations under the Loan Agreement are guaranteed by the Company and the Company’s existing and future domestic and Canadian subsidiaries, subject to certain exceptions, and such obligations are secured by a first priority lien on substantially all of the assets of the Borrowers and the guarantors, as applicable.

The terms of the Loan Agreement require the Company to maintain a consolidated fixed charge coverage ratio of 1.0:1.0 on a trailing four-quarter basis if a default or an event of default occurs under the Loan Agreement or availability under the Loan Agreement falls below the greater of 10% of the aggregate borrowing base and $12.5 million. The Loan Agreement also includes customary representations and warranties, affirmative and negative covenants and events of default.

The foregoing is intended only to be a summary of the Loan Agreement and is qualified in its entirety by the Loan Agreement, which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

In connection with entering into the new $150 million asset-based revolving credit facility described in Item 1.01 above, on June 23, 2015, the Company terminated its existing credit agreement dated July 6, 2011, as amended, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, that provided for a $300 million revolving credit facility. The material terms of the existing credit agreement were previously described in Item 1.01 of the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on July 6, 2011 and August 31, 2012.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(a)	Exhibits

The following exhibit is included with this report:

Exhibit Number	Description of Exhibit
10.1
Loan, Guaranty and Security Agreement dated as of June 23, 2015, among Guess?, Inc., Guess? Retail, Inc., Guess.com, Inc., Guess? Canada Corporation, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as agent for the lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Guess?, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 24, 2015	GUESS?, INC.

	By:	/s/ Sandeep Reddy
Sandeep Reddy Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1
Loan, Guaranty and Security Agreement dated as of June 23, 2015, among Guess?, Inc., Guess? Retail, Inc., Guess.com, Inc., Guess? Canada Corporation, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as agent for the lenders.